Supplement dated October 31, 2016	Filed pursuant to Rule 424(b)(3)
to the pricing supplement dated September 29, 2016,	Registration Statement No. 333-212571
product supplement EQUITY INDICES SUN-1 dated July 28, 2016, prospectus supplement dated July 18, 2016, and prospectus dated July 18, 2016
(together, the “Note Prospectus”)

Barclays Bank PLC

Medium-Term Notes, Series A

Market-Linked Step Up Notes
 Linked to the Dow Jones Industrial Average®, due September 27, 2019

CUSIP: 06740Q112

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated September 29, 2016 and filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2016, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on September 29, 2016, the first day of the Starting Value Determination Period, was 18,143.45.

The Starting Value Determination Period expired on October 31, 2016. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 18,086.40, which was the closing level of the Market Measure on October 17, 2016.  This closing level is less than 18,143.45.

Therefore, the Starting Value and the Threshold Value for the notes is 18,086.40, and the Step Up Value is 21,884.54 (121% of the Starting Value, rounded to two decimal places).

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-7 of the Pricing Supplement, on page PS-7 of product supplement EQUITY INDICES SUN-1, and on page S-7 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Pricing Supplement dated September 29, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916148309/a16-17840_66424b2.htm

•                  Product supplement EQUITY INDICES SUN-1 dated July 28, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916135052/a16-14463_41424b3.htm

•                  Series A MTN prospectus supplement dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Prospectus dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.